EXHIBIT 99.1
IDEX CORPORATION ANNOUNCES ORGANIZATION CHANGE
NORTHBROOK, IL, April 16 – IDEX Corporation (NYSE: IEX) today announced its Vice President-General Counsel and Secretary will be stepping down on or before April 30, 2009.
Chairman and Chief Executive Officer Larry Kingsley stated, “Frank Notaro has been a valued contributor to the company, enabling growth while insuring that the company has been a model for good corporate governance. Mr. Notaro’s decision to leave the company is in concert with his personal and professional objectives.”
Mr. Notaro will remain in his current role until such time that a successor is named and a complete transition of responsibilities has been accomplished.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.